Exhibit 99.1

Consent of Director Nominee

Dreamland Limited is filing a Registration Statement on Form F-1 (Registration No. 333-             ) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of ordinary shares of Dreamland Limited. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Dreamland Limited in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Lui Yi Sin, Edith
Name: Lui Yi Sin, Edith
April 10, 2025